Exhibit 21

Subsidiaries of Dominion Midstream Partners, LP

At February 24, 2017

Name	Jurisdiction of Incorporation	Name Under Which Business is Conducted
Cove Point GP Holding Company, LLC	Delaware	Cove Point GP Holding Company, LLC
Dominion Cove Point LNG, LP	Delaware	Dominion Cove Point LNG, LP
Dominion Carolina Gas Transmission, LLC	South Carolina	Dominion Carolina Gas Transmission, LLC
Iroquois GP Holding Company, LLC	Delaware	Iroquois GP Holding Company, LLC
Iroquois Gas Transmission System L.P.	Delaware	Iroquois Gas Transmission System L.P.
Questar Pipeline, LLC	Utah	Questar Pipeline, LLC
Questar Field Services, LLC	Utah	Questar Field Services, LLC
Questar Overthrust Pipeline, LLC	Utah	Questar Overthrust Pipeline, LLC
Questar White River Hub, LLC	Utah	Questar White River Hub, LLC
White River Hub, LLC	Delaware	White River Hub, LLC